The Clorox Company

Supplemental Information – Volume Growth

	% Change vs. Prior Year
Reportable Segment	FY10 (2)					FY11 (2)		Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	YTD
Cleaning	6%	9%	3%	-2%	4%	1%	1%	Q1 increase primarily due to increased shipments of Clorox® disinfecting products, partially offset by lower shipments of Green Works® laundry detergent due to its launch in the year-ago quarter.
Household	-7%	0%	4%	1%	-1%	-9%	-9%	Q1 decrease primarily driven by lower shipments of Glad® food storage products and Scoop Away® cat litter; and lower shipments of Kingsford ® charcoal products due to strong retailer merchandising in the prior quarter.
Lifestyle (1)	4%	12%	8%	10%	8%	1%	1%	Q1 increase primarily due to higher shipments of Brita® water-filtration products and Burt’s Bees® natural personal care products, partially offset by lower shipments of Hidden Valley Ranch® bottled salad dressing due to strong retailer merchandising in the prior quarter.
International	3%	1%	1%	0%	1%	-2%	-2%	Q1 decrease primarily driven by lower shipments of disinfecting products due to high H1N1-related shipments in the year-ago quarter, lower shipments in Venezuela and lower shipments of Glad products® in Australia.
Total Company	1%	5%	3%	1%	3%	-2%	-2%

(1) Lifestyle includes results of the worldwide Burt’s Bees business.
(2) Fiscal 2011 and fiscal 2010 volume and sales percentage changes for the Cleaning and International reportable segments and Total Company reflect the reclassification of the Auto Care businesses to discontinued operations in Q1 fiscal 2011.

Supplemental Information – Sales Growth

	% Change vs. Prior Year
Reportable Segment	FY10 (2)					FY11		Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	YTD
Cleaning	5%	2%	-2%	-4%	0%	-1%	-1%	Q1 variance between changes in volume and sales was primarily driven by higher trade-promotion spending and unfavorable product mix.
Household	-11%	-6%	0%	0%	-4%	-7%	-7%	Q1 variance between changes in volume and sales was primarily driven by favorable product mix.
Lifestyle (1)	3%	10%	5%	7%	6%	1%	1%	Q1 increase in sales is consistent with the increase in volume.
International	5%	23%	8%	2%	9%	-2%	-2%	The decline in sales includes the negative impact of the Venezuela currency devaluation, partially offset by the benefit of price increases and favorable foreign exchange rates in other countries.
Total Company	0%	5%	2%	0%	2%	-3%	-3%

Quarterly Results from Continuing Operations for Fiscal Year 2010
(Adjusted for the Auto Care Businesses results classified to discontinued operations)

Net Sales
($ millions)	FY10
	Q1		Q2		Q3		Q4		FY10
	As		As		As		As		As
Reportable Segment	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Cleaning	$503	$454	$424	$378	$451	$397	$460	$395	$1,838	$1,624
Household	381	381	334	334	408	408	540	540	1,663	1,663
Lifestyle	200	200	212	212	226	226	226	226	864	864
International	288	268	309	291	281	256	291	268	1,169	1,083

Total Company	$1,372	$1,303	$1,279	$1,215	$1,366	$1,287	$1,517	$1,429	$5,534	$5,234

Earnings (Losses) from Continuing Operations before Income Taxes
($ millions)	FY10
	Q1		Q2		Q3		Q4		FY10
	As		As		As		As		As
Reportable Segment	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Cleaning	$137	$119	$85	$70	$114	$94	$104	$85	$440	$368
Household	55	55	27	27	72	72	136	136	290	290
Lifestyle	66	66	78	78	82	82	77	77	303	303
International	47	43	39	32	47	38	39	31	172	144
Corporate	(61)	(66)	(66)	(70)	(72)	(77)	(81)	(87)	(280)	(300)

Total Company	$244	$217	$163	$137	$243	$209	$275	$242	$925	$805

The Clorox Company

Earnings from Continuing Operations Before Interest and Taxes (EBIT), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)

Reconciliation schedule of earnings from continuing operations before income taxes to EBIT and EBITDA

Dollars in millions and percentages based on rounded numbers

	FY 2010					FY 2011
	Q1	Q2	Q3	Q4	FY	Q1
	9/30/09	12/31/09	3/31/10	6/30/10	6/30/10	9/30/10
Earnings from continuing operations
before income taxes	$217	$137	$209	$242	$805	$202
Interest income	(1)	(1)		(1)	(3)	(1)
Interest expense	36	37	34	32	139	32
EBIT (2)	252	173	243	273	941	233
EBIT margin (2)	19.3%	14.2%	18.9%	19.1%	18.0%	18.4%
Depreciation and amortization	48	47	44	46	185	45
EBITDA (3)	$300	$220	$287	$319	$1,126	$278
EBITDA margin (3)	23.0%	18.1%	22.3%	22.3%	21.5%	22.0%
Net sales	$1,303	$1,215	$1,287	$1,429	$5,234	$1,266

(1)	In accordance with SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management believes the presentation of EBIT, EBIT margin, EBITDA and EBITDA margin provides additional useful information to investors about current trends in the business.

Note: The Company calculates EBITDA for compliance with its debt covenants using earnings from continuing operations before income taxes and earnings from discontinued operations before income taxes.

(2)	EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income and interest expense, as reported above. EBIT margin is a measure of EBIT as a percentage of net sales.

(3)	EBITDA (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is a measure of EBITDA as a percentage of net sales.

The Clorox Company

Supplemental Information – Balance Sheet
(Unaudited)
As of September 30, 2010
Working Capital Update
Note: As a result of the Auto Care businesses’ related assets (primarily inventory) being classified to assets held for sale in the current fiscal quarter, fiscal 2010 have been reclassified to conform to current quarter presentation. Fiscal 2009 balances, used for average working capital calculations, have not been adjusted.
	Q1
	FY 2011	FY 2010	Change	Days (5)	Days (5)
	($ millions)	($ millions)	($ millions)	FY 2011	FY 2010	Change
Receivables, net	$480	$452	+$28	36	32	+4 days
Inventories, net	$370	$356	+$14	45	45	no change
Accounts payable (1)	$379	$329	+$50	48	45	+3 days
Accrued liabilities	$425	$404	+$21
Total WC (2)	$72	$89	-$17
Total WC % net sales (3)	1.4%	1.7%
Average WC (2)	$48	$62	-$14
Average WC % net sales (4)	0.9%	1.2%
  Receivables increased primarily due to the change in auto customer payment terms (note: as part of the agreement to sell the Auto Care businesses, the company retains ownership of most of the accounts receivable on hand at the closing date of the sale).
  Inventories increased primarily due to increases in certain commodity costs, inventory builds for current year products launches and lower year-ago charcoal inventory levels due to the timing of scheduled plant shutdown.
  Account payable and accrued liabilities increased mainly due to the timing of payments for certain expenses, capital expenditures for the quarter and dividend accruals as a result of an increased dividend rate.
Supplemental Information – Cash Flow
(Unaudited)
For the quarter ended September 30, 2010

Capital expenditures for the first quarter were $34 million

Depreciation and amortization for the first quarter was $45 million

Cash provided by operations

Net cash provided by operations in the first quarter, including cash provided by discontinued operations, was $148 million, compared with $94 million provided by operations in the year-ago quarter. Higher net cash provided by operations in the current quarter was primarily due to changes in working capital and an $18 million lower pension contribution in the current quarter versus the prior year quarter.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].
(2)	Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash, assets held for sale, and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.
(3)	Represents working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).
(4)	Represents a two-point average of working capital divided by annualized net sales (current quarter net sales x 4).
(5)	Days calculations based on a two-point average.

The Clorox Company

Supplemental Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

	Gross Margin Change vs. Prior Year (basis points)
Driver	FY10					FY11
	Q1	Q2	Q3	Q4	FY	Q1
Cost Savings	+170	+160	+170	+220	+180	+200
Price Changes	+170	+80	+60	+60	+90	+80
Market Movement (commodities)	+240	+300	-120	-260	+30	-180
Manufacturing & Logistics (1)	-40	-80	0	-30	-30	0
Customer pick-up allowance	0	0	0	0	0	+20
All other (2)	-90	-70	-120	-90	-90	-160
Impact of Auto Care sale reclassification (3)	-40	-40	-60	-50	-50	--

Change vs prior year	+410	+350	-70	-150	+130	-40

(1)	“Manufacturing & logistics” includes the change in the cost of diesel fuel.
(2)	“All other” includes all other drivers of gross margin change, which are usually of an immaterial nature. Examples of drivers included: volume change, trade and consumer spending, restructuring and acquisition-related costs, foreign currency, etc. If a driver included in all other is deemed to be material in a given period, it will be disclosed as part of the company’s earnings release.
(3)	Fiscal 2010 gross margin changes reflect the reclassification of the Auto Care businesses to discontinued operations in Q1 Fiscal 2011. Fiscal 2009 gross margins have not been adjusted for the sale of the Auto Care businesses. Fiscal 2010 gross margin drivers have not changed and any differences to gross margin based on this reclassification are reflected here.

The Clorox Company Updated: 11-2-10

U.S. Pricing Actions from CY2008 - CY2010

Brand / Product	Average Price Change	Effective Date
Home Care
Pine-Sol® cleaners	+13%	May 2008
Clorox Clean-Up® cleaners	+8%	August 2008
Formula 409® , Tilex® , and Clorox® Disinfecting Bathroom cleaners	+12%	August 2008
Liquid-Plumr® products	+9%	August 2008
Clorox® Toilet Bowl Cleaner and Clorox® ToiletWandTM products	+8 to +13%	August 2008
Green Works® cleaners	-7 to -21%	May 2010
Laundry
Clorox® liquid bleach	+10%	August 2008
Green Works® liquid detergent	approx. -30%	May 2010
Glad
Glad® trash bags (rescinded May 2009)	+7%	February 2008
GladWare® disposable containers (rescinded April 2009)	+7%	February 2008
Glad® trash bags (rescinded December 2008)	+10%	October 2008
Glad® trash bags	-10%	December 2008
GladWare® disposable containers	-7%	April 2009
Glad® trash bags	-7%	May 2009
Glad® trash bags	+5%	August 2010
Litter
Cat litter	+7 to +8%	August 2008
Cat litter	-8 to -9%	March 2010
Food
Hidden Valley Ranch® salad dressing	+7%	August 2008
Charcoal
Charcoal	+6%	January 2008
Charcoal and lighter fluid	+7 to +16%	January 2009

Notes:
•    Individual SKUs vary within the range.
•    This communication reflects pricing actions on primary items.